As filed with the Securities and Exchange Commission on June 23, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AdvanSix Inc.
(Exact name of registrant as specified in its charter)

Delaware	81-2525089
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054
(973) 526-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated
(Full title of the plan)

Erin N. Kane
President and Chief Executive Officer
AdvanSix Inc.
300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054
(973) 526-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Achilles B. Kintiroglou Senior Vice President, General Counsel, and Corporate Secretary AdvanSix Inc. 300 Kimball Drive, Suite 101 Parsippany, New Jersey 07054 (973) 526-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated Filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	2,937,209 shares (1)	$13.19 (2)	$38,741,787	$5,029

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), that may become issuable under the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated (the “2016 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an adjustment to the outstanding shares of Common Stock. There are 2,937,209 shares of Common Stock authorized to be issued under the 2016 Plan.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of shares of Common Stock as reported on the New York Stock Exchange on June 16, 2020.

EXPLANATORY NOTE

Registration of Additional Securities

On June 23, 2020, the stockholders of AdvanSix Inc. (the “Company”) approved the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated (the “2016 Plan”) to increase the number of shares of Common Stock available under the 2016 Plan to an aggregate of 2,937,209 shares and to implement certain additional amendments summarized in Proposal No. 4 in the Company’s proxy statement filed with the Securities and Exchange Commission (the “Commission”) on April 29, 2020. This Registration Statement is being filed with the Commission pursuant to General Instruction E to Form S-8 under the Securities Act to register the 2,937,209 additional shares of Common stock under the 2016 Plan. This Registration Statement hereby incorporates by reference the contents of the Company’s Registration Statement on Form S-8 filed with the Commission on September 30, 2016 (Registration No. 333-213914) (the “Original Registration Statement”), which registered 3,350,000 shares of Common Stock under the 2016 Plan, except to the extent supplemented, amended or superseded by the information set forth herein. Any items in the Original Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company, pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 21, 2020 (the “2019 Form 10-K”);
(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 1, 2020;
(c)	the Company’s Current Reports on Form 8-K, filed with the Commission on February 21, 2020, February 25, 2020, March 13, 2020, and June 23, 2020; and
(d)	the description of Common Stock, which is contained in Exhibit 4.1 to the 2019 Form 10-K.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate the information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless otherwise expressly stated therein, including any exhibits to the extent furnished in connection with such items.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

The opinion as to the legality of the securities registered hereunder is being given by Achilles B. Kintiroglou, Senior Vice President, General Counsel and Corporate Secretary of the Company. As of June 16, 2020, Mr. Kintiroglou is the beneficial owner of 10,146 shares of Common Stock and options to purchase 29,281 shares of the Common Stock. Mr. Kintiroglou is also eligible to participate in the 2016 Plan.

Item 8.  Exhibits.

4.1	Amended and Restated Certificate of Incorporation of AdvanSix Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 1, 2019)
4.2	Amended and Restated By-laws of AdvanSix Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed on August 1, 2019)
4.3	2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated.
5.1	Opinion of Achilles B. Kintiroglou, Senior Vice President, General Counsel and Corporate Secretary of the Registrant, with respect to the legality of the shares being registered.
23.1	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 23rd day of June, 2020.

ADVANSIX INC.
By:	/s/ Erin N. Kane
Name:	Erin N. Kane
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Erin N. Kane, Michael Preston, and Achilles B. Kintiroglou and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Erin N. Kane	President and Chief Executive Officer and Director	June 23, 2020
Erin N. Kane	(Principal Executive Officer)

/s/ Michael Preston	Senior Vice President and Chief Financial Officer	June 23, 2020
Michael Preston	(Principal Financial Officer)

/s/ Christopher Gramm	Vice President and Controller	June 23, 2020
Christopher Gramm	(Principal Accounting Officer)

/s/ Michael L. Marberry	Director	June 23, 2020
Michael L. Marberry

/s/ Paul E. Huck	Director	June 23, 2020
Paul E. Huck

/s/ Daniel F. Sansone	Director	June 23, 2020
Daniel F. Sansone

/s/ Sharon S. Spurlin	Director	June 23, 2020
Sharon S. Spurlin

/s/ Darrell K. Hughes	Director	June 23, 2020
Darrell K. Hughes

/s/ Todd D. Karran	Director	June 23, 2020
Todd D. Karran

/s/ Patrick S. Williams	Director	June 23, 2020
Patrick S. Williams